Lawrence Scharfman & Co., CPA P.C.

Certified Public Accountants

18 E. SUNRISE HIGHWAY, #203	9608 HONEY BELL CIRCLE
FREEPORT, NY 11520	BOYNTON BEACH, FL 33437
TELEPHONE: (516) 771-5900	TELEPHONE: (561) 733-0296
FACSIMILE: (516) 771-2598	FACSIMILE: (56 I) 740-0613

To Whom It May Concern:

We have issued our report dated June 25, 2008, accompanying the consolidated financial statements of Northsight Capital, Inc. on Form S-1 as of June 25, 2008 and the cumulative period from May 21, 2008 (inception) to June 25, 2008. We hereby consent to the reference to being named in the section “Interest of Named Experts and Counsel” and inclusion of the audit report dated June 25, 2008 in the Registration Statement of Northsight Capital, Inc. on Form S-1 to be filed with the US Securities and Exchange Commission.

Signed,

/s/ Lawrence Scharfman & Co. CPC P.C.

July 3, 2008